As filed with the Securities and Exchange Commission on October 1, 2010

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	20-3174202
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3530 Toringdon Way, Suite 200

Charlotte, North Carolina 28277

Telephone: (704) 341-1516

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. NICK RIEHLE

Vice President and Chief Financial Officer

Chelsea Therapeutics International, Ltd.

3530 Toringdon Way, Suite 200

Charlotte, North Carolina 28277

Telephone: (704) 341-1516

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

ALEXANDER M. DONALDSON

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Telephone: (919) 781-4000

Fax (919) 781-4865

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration Statement No. 333-161236

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per unit (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, $0.0001 par value per share	$ —	$ —	$ —	$ —
Preferred stock, $0.0001 par value per share	—	—	—	—
Warrants	—	—	—	—
Debt Securities	—	—	—	—
Units	—	—	—	—
Total	$1,566,686		$1,566,686	$112

(1)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $1,566,686. If any debt securities are issued at an original issued discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate offering price not to exceed $1,566,686, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance of the securities and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3, as amended.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price of all securities listed. An amount of $60,000,000 was registered under Registration Statement No. 333-161236, in connection with which a filing fee of $3,348 was paid.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-3 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to increase the amount of securities available for sale under its previously filed Registration Statement on Form S-3 (No. 333-161236, filed on August 10, 2009 and declared effective on August 20, 2009) by $1,566,686, which represents 4.05% of the $38,683,315 of securities remaining unsold under such previously filed Registration Statement, the contents of which, including all exhibits thereto, are incorporated herein by reference.

Item 16. Exhibits.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document	Registrant’s Form	Dated	Exhibit Number	Filed Herewith
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.				X

23.1	Consent of Ernst & Young LLP.				X

23.2	Consent of J. H. Cohn LLP.				X

23.3	Consent of Wyrick Robbins Yates & Ponton LLP (included as part of Exhibit 5.1).				X

24.1	Power of Attorney (included in the signature pages hereto).				X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 1, 2010.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

By:	/s/ Simon Pedder, Ph.D.
Simon Pedder, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Chelsea Therapeutics International, Ltd., do hereby constitute and appoint Simon Pedder and J. Nick Riehle, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Simon Pedder, Ph.D. Simon Pedder, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 1, 2010

/s/ J. Nick Riehle J. Nick Riehle	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 1, 2010

/s/ Kevan Clemens, Ph.D. Kevan Clemens, Ph.D.	Director	October 1, 2010

/s/ Norman Hardman, Ph.D. Norman Hardman, Ph.D.	Director	October 1, 2010

/s/ Johnson Y.N. Lau, M.D. Johnson Y.N. Lau, M.D.	Director	October 1, 2010

/s/ William D. Rueckert William D. Rueckert	Director	October 1, 2010

/s/ Roger Stoll, Ph.D. Roger Stoll, Ph.D.	Director	October 1, 2010

/s/ Michael Weiser, M.D., Ph.D. Michael Weiser, M.D., Ph.D.	Director	October 1, 2010